UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 17, 2015

LIGAND PHARMACEUTICALS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0160744
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

11119 North Torrey Pines Road, Suite 200	92037
La Jolla, CA	(Zip Code)
(Address of principal executive offices)
(858) 550-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On September 17, 2015, Ligand Pharmaceuticals Incorporated (“Ligand” or the “Company”) and its wholly owned subsidiary entered into Amendment No. 4 to Sublicense Agreement (“Amendment No. 4”) with Retrophin, Inc. (“Retrophin”) to amend certain terms of the Sublicense Agreement, dated February 16, 2012 (and subsequently amended three times), the “Sublicense Agreement”.

Under the Sublicense Agreement, Ligand granted to Retrophin an exclusive worldwide sublicense, with further sublicense rights, to intellectual property rights related to Sparsentan and related compounds. Sparsentan is an investigational therapeutic agent which acts as both a potent angiotensin receptor blocker as well as a selective endothelin receptor antagonist preferential for receptor type A.

Retrophin is paying Ligand $1.0 million as consideration to enter into Amendment No. 4, partly in exchange for rights related to potential expansion in the Asia Pacific region. Ligand has also amended or updated certain other non-financial terms of the Sublicense Agreement. Under the amended Sublicense Agreement, the 9% net royalty obligations on worldwide sales due to Ligand is unchanged and potential milestones payments are materially unchanged.

The foregoing summary of the material terms of Amendment No. 4 and the Sublicense Agreement does not purport to be complete and is qualified in its entirety by reference to Amendment No. 4, a copy of which will be filed with the Commission by Ligand on its Quarterly Report on Form 10-Q for the period ending September 30, 2015, and the Sublicense Agreement, a copy of which was filed with the Commission on its Quarterly Report on Form 10-Q for the period ending March 31, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: September 17, 2015	By:	/s/ Charles Berkman
	Name:	Charles Berkman
	Title:	Vice President, General Counsel and Secretary